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EXHIBIT NO. 21.1


The Grand Union Company
Subsidiary Listing

Name                                             State of Incorporation
----                                             ----------------------

Grand Union Stores of New Hampshire, Inc.          New Hampshire
Grand Union Stores, Inc., of Vermont               Vermont
Merchandising Services, Inc.                       Georgia
Specialty Merchandising Services, Inc.             Delaware